UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	June 29, 2011

Ener1, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 40, New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(212) 920-3500

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2011, Ener1, Inc. (“Ener1”) entered into a Line of Credit Agreement (the “LOC Agreement”) with Bzinfin, S.A. (“Bzinfin”), whereby Bzinfin established a line of credit for Ener1 in the aggregate principal amount of $15,000,000. Pursuant to the LOC Agreement, Ener1 may request an advance at any time until the thirtieth (30th) business day prior to the Maturity Date (as defined below). Bzinfin may refuse to make an advance for any reason. All funds advanced will bear interest from the date of the drawdown at a rate of 9% per year (or, upon an event of default, the lesser of 12% per year or the highest rate permitted by applicable law).

The LOC Agreement provides that a loan in the principal amount of $2,241,410 advanced to Ener1 by Bzinfin pursuant to a Loan Agreement dated June 6, 2011 (the “Loan Agreement”) is deemed to be the first advance under the LOC Agreement.  The Loan Agreement and related promissory note are superseded by the LOC Agreement and are of no further force and effect.  Please see our Form 8-K dated June 10, 2011 for more information regarding the Loan Agreement.

Under the LOC Agreement, Ener1 is obligated to repay Bzinfin the entire outstanding principal of and all accrued and unpaid interest on the three (3) month anniversary of the second advance made under the LOC Agreement (the “Maturity Date”).  Ener1 may prepay indebtedness under the LOC Agreement at any time without penalty, provided that Ener1 has provided at least five (5) days’ written notice to Bzinfin.

The LOC Agreement further provides that, while any amounts under the line of credit are outstanding, (1) Ener1 will provide Bzinfin with written notice of an event of default, (2) Ener1 may not incur any bank or similar debt financing without Bzinfin’s consent, and (3) Ener1 will inform Bzinfin of any event which may have a material adverse effect on Ener1’s business and assets or its ability to comply with the LOC Agreement.

Bzinfin is entitled under the LOC Agreement at any time to convert all or any portion of the unpaid aggregate principal amount of the advances and unpaid accrued interest thereon into shares of Ener1’s common stock. The number of shares of common stock that Bzinfin is entitled to receive upon a conversion will be determined by dividing the unpaid principal and accrued interest being converted by the greater of (i) $1.12, (ii) the closing price of Ener1’s common stock on the trading day immediately prior to the conversion date, or (iii) Ener1’s Book Value (as defined in the LOC Agreement) on the trading day prior to the conversion date.

As consideration for providing the line of credit under the LOC Agreement, Ener1 has issued to Bzinfin a warrant to purchase Ener1’s common stock that may be exercised between December 29, 2011 and December 29, 2015 (the “Class E Warrant”).  The Class E Warrant is exercisable into 2,678,571 shares of Ener1’s common stock at an exercise price of $1.40 per share (subject to adjustment as provided in the Class E Warrant).  The Class E Warrant is not exercisable until Ener1 obtains shareholder approval for the issuance of common stock to Bzinfin.

In addition, on or before the twenty-ninth (29th) business day prior to the Maturity Date, Ener1 will issue to Bzinfin a warrant to purchase Ener1’s common stock that may be exercised for a period of four years beginning on the six-month anniversary of the issuance of the warrant (the “Class F Warrant”).  The Class F Warrant will be exercisable into a number of shares of Ener1’s common stock equal to (a) 40% of the dollar amount of advances made under the LOC Agreement divided by (b) the greater of (i) $1.12 or (ii) the closing price of Ener1’s common stock as of the thirtieth (30th) business day prior to the Maturity Date.  The exercise price of the Class F Warrant will be equal to 125% of the greater of (i) $1.12 or (ii) the closing price of Ener1’s common stock as of the thirtieth (30th) business day prior to the Maturity Date.  The Class F Warrant will not be exercisable until Ener1 obtains shareholder approval for the issuance of common stock to Bzinfin.

The above description of the LOC Agreement, the Class E Warrant and the Class F Warrant is qualified in its entirety by the full text of the LOC Agreement, Class E Warrant and Class F Warrant, which are attached hereto as Exhibits 10.1, 10.3 and 10.4, respectively, and which are hereby incorporated herein by reference.

Bzinfin is the sole owner of Ener1 Group, Inc. (“Ener1 Group”), our largest shareholder.  Bzinfin and Ener1 Group collectively own approximately 46.1% of our outstanding common stock and, with warrants, beneficially own approximately 53.7% of our common shares on a fully diluted basis as of June 29, 2011. Bzinfin is controlled by Boris Zingarevich, who is a director of Ener1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Line of Credit Agreement between Ener1, Inc. and Bzinfin, S.A., dated June 29, 2011.

Exhibit 10.2 Form of Line of Credit Promissory Note.

Exhibit 10.3 Form of Class E Warrant.

Exhibit 10.4 Form of Class F Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

June 30, 2011	By:	/s/ Charles Gassenheimer

Name: Charles Gassenheimer
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Line of Credit Agreement between Ener1, Inc. and Bzinfin, S.A., dated June 29, 2011.

10.2	Form of Line of Credit Promissory Note.

10.3	Form of Class E Warrant.

10.4	Form of Class F Warrant